UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains (1) a press release issued by Corvex Management LP (“Corvex”) and Related Fund Management, LLC (“Related”) on April 12, 2013 and (2) a screenshot of a website launched by Corvex and Related on April 12, 2013.

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CORVEX AND RELATED DELIVER DEMAND FOR RECORD DATE FOR

COMMONWEALTH REIT CONSENT SOLICITATION

File Definitive Consent Solicitation Statement with SEC

NEW YORK, April 12, 2013 — Corvex Management LP (“Corvex”) and Related Fund Management, LLC (“Related”), whose separately managed investment funds collectively own approximately 9.2% of the outstanding common shares of CommonWealth REIT (“CWH”), announced that they have delivered today to CWH formal shareholder demands for CWH to fix a record date to determine the shareholders entitled to act by written consent to remove the entire Board of Trustees. Corvex and Related believe that the CWH board has a period of up to 20 days to fix a record date. However, if the Board fails to fix a record date by the close of business on April 22, 2013, then it is Related and Corvex’s firm view that the record date will be the close of business on April 22, 2013. As previously disclosed, Corvex and Related believe that any longer delay for the Board to take action, as purportedly allowed under certain bylaw amendments announced by CWH on March 1, 2013, is invalid as a matter of law.

Corvex and Related also announced that they have filed definitive consent solicitation materials with the Securities and Exchange Commission, which are now available to shareholders.

Keith Meister of Corvex and Jeff T. Blau of Related said: “We are excited to commence our consent solicitation which will serve as a referendum on the performance and leadership of CommonWealth’s current trustees and management. This effort presents a clear path for shareholders to effect meaningful change at CWH and put an end to what we believe is the Board’s reckless behavior and track record of value destruction. We look forward to meeting and communicating with shareholders in the coming days to discuss our consent solicitation and the future of CWH.”

A copy of Related and Corvex’s materials can be obtained at www.shareholdersforcommonwealth.com or by calling D.F. King & Co., Inc., our proxy solicitor, at 1-800-714-3313.

About Corvex Management, LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value—based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management, LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully-integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.

Additional Information Regarding the Consent Solicitation

In connection with their solicitation of written consents, Corvex Management LP and Related Fund Management, LLC have filed a definitive written consent solicitation statement with the U.S. Securities and Exchange Commission (the “SEC”) to solicit written consents from shareholders of CommonWealth REIT. Investors and security holders are urged to read the definitive written consent solicitation statement and other relevant documents when they become available, because they contain important information regarding the consent solicitation. The definitive written consent solicitation statement and all other relevant documents are available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the written consent solicitation of the Company’s shareholders: Corvex Management LP, Keith Meister, Related Fund Management, LLC, Related Real Estate Recovery Fund GP-A, LLC, Related Real Estate Recovery Fund GP, L.P., Related Real Estate Recovery Fund, L.P., RRERF Acquisition, LLC, Jeff T. Blau, Richard O’Toole and David R. Johnson. Information regarding the participants in the consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the definitive written consent solicitation statement filed with the SEC on April 10, 2013 and Supplement No. 1 thereto filed on April 12, 2013.

4/12/13	Shareholders for CommonWealth

Shareholders for CommonWealth

Welcome to the website devoted to Corvex Management LP and Related Fund Management, LLC’s consent solicitation for CommonWealth REIT (NYSE: CWH).

CONSENT SOLICITATION	PRESS RELEASE	CONTACT INFO

Rupal Doshi
Corvex
Click here to access consent statement »	Click here to access the press release »	(212) 474-6750
rdoshi@corvexcap.com

Joanna Rose
Related
(212) 801-3902
jrose@related.com

© Copyright 2013

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